Exhibit 5.1

June 17, 2026

Global Net Lease, Inc.

650 Fifth Avenue, 30th Floor

New York, New York 10019

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as Maryland corporate counsel to Global Net Lease, Inc., a Maryland corporation (the “Company”), in connection with the registration of the issuance of 20,389,248 shares (the “Shares”) of common stock, par value $0.01 per share (the “Common Stock”) of the Company under the Securities Act of 1933, as amended (the “Act”), pursuant to the Registration Statement on Form S-4 (File No. 333-296382) and all amendments thereto (the “Registration Statement”) originally filed by the Company with the United States Securities and Exchange Commission (the “Commission”) on June 1, 2026. The Shares are issuable in connection with the merger (the “Merger”) of Modiv Industrial, Inc., a Maryland corporation (“Modiv”), with and into GNL Motion Merger Sub, LLC, a Delaware limited liability company and direct wholly owned subsidiary of the Company (“REIT Merger Sub”), in accordance with the terms and conditions of the Merger Agreement (as defined herein). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement. You have requested our opinion with respect to the matters set forth below.

In our capacity as Maryland corporate counsel to the Company and for the purposes of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

(i)	the corporate charter of the Company (the “Charter”) represented by Articles of Restatement filed with the State Department of Assessments and Taxation of Maryland (the “Department”) on February 24, 2021, two Articles Supplementary filed with the Department on September 8, 2023, Articles Supplementary filed with the Department on September 12, 2023, Articles of Amendment filed with the Department on November 7, 2023, Articles Supplementary filed with the Department on February 27, 2024, and Articles of Amendment filed with the Department on May 23, 2025;

(ii)	the Third Amended and Restated Bylaws of the Company, effective as of April 2, 2025 (the “Bylaws”);

(iii)	certain resolutions adopted by the Board of Directors of the Company (the “Board of Directors”) which, among other things, authorize the issuance of the Shares (the “Directors’ Resolutions”);

BALLARD SPAHR LLP

Global Net Lease, Inc.

June 17, 2026

(iv)	the Agreement and Plan of Merger, dated as of May 3, 2026, by and among the Company, Global Net Lease Operating Partnership, L.P., a Delaware limited partnership, REIT Merger Sub, GNL Motion OpCo Merger Sub, LLC, a Delaware limited liability company, Modiv and Modiv Operating Partnership, LP, a Delaware limited partnership (the “Merger Agreement”);

(v)	the Registration Statement and the related form of proxy statement/prospectus included therein, in the form filed or to be filed with the Commission pursuant to the Act;

(vi)	a certificate executed by one or more officers of the Company, dated as of a recent date (the “Officers’ Certificate”), to the effect that, among other things, the Charter, the Bylaws, the Directors’ Resolutions and the Merger Agreement are true, correct and complete and have not been rescinded or modified and are in full force and effect as of the date of the Officers’ Certificate, and certifying as to the manner of adoption or approval of the Directors’ Resolutions and the execution and delivery of the Merger Agreement;

(vii)	a status certificate of the Department, dated as of a recent date, to the effect that the Company is duly incorporated and existing under the laws of the State of Maryland; and

(viii)	such other laws, records, documents, certificates, opinions and instruments as we have deemed necessary to render this opinion, subject to the limitations, assumptions and qualifications noted below.

In reaching the opinions set forth below, we have assumed the following:

(a)	each person executing any of the Documents on behalf of any party (other than the Company) is duly authorized to do so;

(b)	each natural person executing any of the Documents is legally competent to do so;

(c)	all of the Documents submitted to us as originals are authentic; the form and content of any Documents submitted to us as unexecuted drafts do not, and will not, differ in any respect relevant to this opinion from the form and content of such documents as executed and delivered; any of the Documents submitted to us as certified, facsimile or photostatic copies conform to the original document; all signatures on all of the Documents are genuine; all public records reviewed or relied upon by us or on our behalf are true and complete; all representations, warranties, statements and information contained in the Documents are true and complete; there has been no modification of, or amendment to, any of the Documents, and there has been no waiver of any provision of any of the Documents by action or omission of the parties or otherwise;

BALLARD SPAHR LLP

Global Net Lease, Inc.

June 17, 2026

(d)	all certificates submitted to us, including, without limitation, the Officers’ Certificate, are true, correct and complete both when made and as of the date hereof; and

(e)	none of the Shares will be issued or transferred in violation of any restriction or limitation on ownership and transfer contained in the Charter.

Based on the foregoing, and subject to the assumptions and qualifications set forth herein, it is our opinion that, as of the date of this letter:

1.	The Company is validly existing as a corporation in good standing under the laws of the State of Maryland.

2.	The issuance of the Shares has been duly authorized by all necessary corporate action on the part of the Company, and when such Shares are issued and delivered by the Company in accordance with the Directors’ Resolutions, the Registration Statement and the Merger Agreement, such Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the corporation laws of the State of Maryland, and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter.

This opinion letter is issued as of the date hereof and is necessarily limited to laws now in effect and facts and circumstances presently existing and brought to our attention. We assume no obligation to supplement this opinion letter if any applicable laws change after the date hereof, or if we become aware of any facts or circumstances that now exist or that occur or arise in the future and may change the opinions expressed herein after the date hereof.

We consent to your filing this opinion as an exhibit to the Registration Statement and further consent to the filing of this opinion as an exhibit to the applications to securities commissioners for the various states of the United States for registration of the Shares. We also consent to the identification of our firm as Maryland counsel to the Company in the section of the Registration Statement entitled “Legal Matters”. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

/s/ Ballard Spahr LLP